Exhibit 10.3

Clayton Holdings, Inc.

2 Corporate Drive

Shelton, Connecticut 06484

December 21, 2007

Frederick C. Herbst

Chief Financial Officer

c/o Clayton Holdings, Inc.

2 Corporate Drive

Shelton, Connecticut 06484

Re:          Restricted Stock Award

Dear Mr. Herbst:

The compensation committee of Clayton Holdings, Inc. (“Clayton”) wishes to award you (the “Executive”) 189,724 shares of Clayton’s common stock, par value $0.01 per share (“Common Stock”), subject to time-based vesting criteria (the “Restricted Shares”).  However, Clayton’s compensation committee has determined that the quantity of shares of Common Stock currently reserved under its 2006 Stock Option and Incentive Plan (the “2006 Plan”) renders it not in Clayton’s best interest to award you the Restricted Shares today.

Clayton will ask its stockholders to approve an increase to the number of shares of Common Stock reserved under the 2006 Plan (the “Proposal”) at the annual meeting of its stockholders in 2008 (the “2008 Annual Meeting”).  If the Proposal is approved at the 2008 Annual Meeting and you remain employed by Clayton as of such date, Clayton will issue you the Restricted Shares pursuant to the terms of its form restricted stock award agreement, a completed copy of which is attached hereto as Exhibit A (the “Agreement”), on the date of the 2008 Annual Meeting.

As indicated in the attached Agreement, the Restricted Shares, when issued, shall vest and no longer be subject to the restrictions and conditions in Paragraph 2 of the Agreement on the Vesting Dates specified in the following schedule so long as you remain an employee of Clayton on such Vesting Dates.

Number of
Shares Vested		Vesting Date

47,431	(25)%	June 15, 2008

47,431	(25)%	December 15, 2008

47,431	(25)%	June 15, 2009

47,431	(25)%	December 15, 2009

If the Proposal is not approved at the 2008 Annual Meeting, then as soon as practicable following each Vesting Date, Clayton will pay you cash in lieu of the Restricted Shares in an amount equal to the value of the aggregate number of Restricted Shares that would have vested pursuant to the Agreement (as if the Restricted Shares had been granted) on such Vesting Date, based on the closing price of a share of common stock of Clayton on such Vesting Date.  Alternatively, at the sole discretion of Clayton, to the extent there are sufficient shares of Common Stock available under the 2006 Plan, Clayton may issue a combination of Restricted Shares and cash in lieu to satisfy its obligations under this Letter.

If a Sale Event (as such term is defined in the 2006 Plan) closes prior to the 2008 Annual Meeting, Clayton will pay you upon such closing, cash in lieu of all of the Restricted Shares, at a per share price equal to the per share value of the consideration paid in such Sale Event.  If the Proposal is not approved at the 2008 Annual Meeting, and a Sale Event closes prior to the cash in lieu payment being made in respect of the final Vesting Date, Clayton will pay you upon such closing, cash in lieu of the aggregate number of Restricted Shares for which cash in lieu payments have not been made in respect of any earlier Vesting Dates, at a per share price equal to the per share value of the consideration paid in such Sale Event.

If your employment with Clayton is terminated prior to the issuance of the Restricted Shares either by Clayton for any reason other than for Cause (as such term is defined in the Agreement) or by you for Good Reason (as such term is defined in the Agreement), Clayton will pay you cash in lieu of the Restricted Shares in an amount equal to the value of the aggregate number of Restricted Shares that would have vested pursuant to the Agreement (as if the Restricted Shares had been granted) on the next two (2) Vesting Dates, based on the closing price of a share of common stock of Clayton on such date of termination.

You shall, not later than the date as of which the receipt of the Restricted Shares or cash in lieu payments becomes a taxable event for Federal income tax purposes, pay to Clayton or make arrangements satisfactory to Clayton for payment of any Federal, state, and local taxes required by law to be withheld on account of such taxable event.

Any consideration due to Clayton on the issuance of the Restricted Shares has been deemed to be satisfied by past services rendered by you to Clayton.  Clayton is not obligated by or as a result of the 2006 Plan or this Letter to continue you in employment and neither the 2006 Plan nor this Letter shall interfere in any way with the right of Clayton to terminate your employment at any time.

If the Restricted Shares are granted to you pursuant to this Letter, the Agreement shall supersede this Letter and this Letter shall terminate and be of no further force or effect.

Regards,

/s/ Steven L. Cohen
Steven L. Cohen
Senior V.P. and General Counsel

The foregoing Letter is hereby accepted and the terms and conditions thereof hereby agreed to by the undersigned.

Dated: December 27, 2007	Executive’s Signature

/s/ Frederick C. Herbst

Executive’s name and address:

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